Exhibit 99.3

Employee FAQs

These are designed to support senior leaders when prompted by employees with questions regarding the deal announcement

Q. Who is Crown Laboratories?

A. Crown Laboratories, Inc. (“Crown”), is a privately held, global innovative leader in the skincare industry dedicated to developing and providing a diverse portfolio of safe and effective scientific solutions for life-long healthy skin. Included in Crown’s portfolio are aesthetics, skincare and therapeutic offerings (SkinPen®, BIOJUVE®, StiVectin®, PanOxyl®, Blue Lizard® sunscreen, and more)

Q. Why was this deal done?

A. This decision is anchored in our commitment and pursuit to continue growing our brands globally to best serve our partners, consumers, customers and employees. The announced deal will provide a long runway of growth and opportunities to be one of the industry leaders in an attractive, high-growth sector.

Q. Will we be keeping our company name or will there be a new name?

A. We don’t have an answer to that today, however we anticipate clarity on that in the coming weeks.

Q, Will we continue to be a public company.

A. Upon transaction close we will be wholly owned by Crown, and our stock will no longer be publicly traded on Nasdaq. The trading of the stock will cease on the date that the transaction closes.

Q. Will our Newark or Nashville site be closed?

A. Crown recognizes the immense value that both our Newark and Nashville centers of excellence bring. They are excited to welcome our teams into the Crown family and understand the specialized expertise of our Newark and Nashville employees, along with the innovation and complexity of work that occurs there. It will be business as usual at both companies until closing.

Q. Where will the company headquarters be?

A. While the location of where company headquarters will be is undecided today, Crown has communicated their intent in maintaining a strong Nashville presence.

Q. Are any of our company goals or objectives changing?

A. Our revenue, operational and therapeutics goals remain intact for 2024.

Employee FAQs

These are designed to support senior leaders when prompted by employees with questions regarding the deal announcement

Q. How will our company culture change?

A. While assimilating two company cultures will lead to change, Crown’s values of Teamwork, Character, Accountability, Excellence, Diversity and Work-Life Balance show positive synergies between our cultures.

Q. What will happen to ECOM?

A. ECOM will be partnering closely with the Crown and Revance teams to ensure a successful integration over the next couple of months. We will share information about the combined company’s executive team and go-forward planning when we are able to do so after the closing.

Q. Is my manager staying the same?

A. Prior to closing of the transaction, there will be no change to your immediate supervisor, other than what is expected in the normal course of business. While we understand reporting relationships are top-of-mind for many employees, it is premature to speculate on the specifics of the future organizational structure following the closing. We will share updates as we have more details to provide.

Q. How long will integration take and what happens during integration?

A. The transaction is expected to close by year end, subject to achieving required regulatory approvals and the satisfaction of other customary closing conditions.

Q. Will my job be eliminated?

A. Prior to closing of the transaction Revance and Crown will continue to operate as independent companies, and it will be business as usual at both companies until closing. Recognizing this change can feel unsettling, Crown does have plans for global growth and expansion and will look to this talented team to support that vision after closing.

Q. Will my title and pay remain the same?

A. As a result of this transaction, there are no plans to modify titles or salaries.

Employee FAQs

These are designed to support senior leaders when prompted by employees with questions regarding the deal announcement

Q. How will my equity be treated?

A. Vested equity will be converted into cash in your E*trade account at the closing of the deal. Unvested equity (other than Options with a strike price higher than the announced purchase price) will convert to cash and vest on the same terms as outlined in the grant agreement. For specific questions please contact stockadmin@revance.com.

Q. How will my stock options be treated?

A. Non-qualified stock options or NQSOs only have value if the strike price is lower than the announced share purchase price. NQSOs with a higher strike price than the announced purchase price do not have value and will be canceled at the close of the deal. For specific questions please contact stockadmin@revance.com.

Q. How will my benefits be changing?

A. You will continue to maintain the same medical/dental/vision/life insurance until the close of the transaction. We anticipate employees will be invited into the Crown open enrollment process in the coming weeks. There will not be a break in insurance coverage.

Q. Will I have to relocate?

A. No, there are no current plans for employees to relocate, and prior to closing of the transaction, we remain business-as-usual.

Q. Will our holiday schedule be changing?

A. All holidays for the duration of calendar year 2024 will be observed.

Q. What are my options if I don’t want to work for the new company?

A. Your employment remains at will and you can choose to voluntarily resign at any time, however we encourage you to take the time to get to know Crown before deciding to resign. Crown has shared an exciting vision of their growth trajectory and have a compelling employer value proposition.

Employee FAQs

These are designed to support senior leaders when prompted by employees with questions regarding the deal announcement

Q. Does this mean I am no longer obligated to my sign-on / relocation / retention repayment agreement once the deal closes?

A. Employees will continue to be obligated under any repayment agreements executed with Revance.

Q. What happens if I am currently on a work Visa or have a pending sponsorship?

A. All visa cases will be reviewed and individuals will contacted before the deal closes to discuss next steps.

Q. When will we receive more information about Crown and plans for the future?

A. All Hands meetings are planned for Monday, Aug 12th and Weds, Aug 14th to provide more information and introduce leaders from Crown. In addition, members of ECOM will be visiting the Newark site Tues, Aug 20th to host a Townhall Meeting. Beyond that there will be periodic updates and more information provided as it becomes available.

Sales Employee FAQs

These are designed to support sales leaders when prompted by sales employees with questions regarding the deal announcement

Q. How are customers being notified about the deal?

A. Aside from the press release, our leadership team are reaching out to key customers over the next several days. Team members who manage our customer relationships will be provided with specific talking points to help with Q&A.

Q. What do I say to customers who call with concerns as a result of the deal?

A. A Customer FAQs will be provided to the sales team to help answer customer questions. For specific questions related to the deal please refer them to our public relations firm, FGS Global at Revance@FGSGlobal.com.

Q. How will the deal impact customers? What differences will they see?

A. There are no changes to our products or services prior to completion of the transaction. We are committed to staying in touch with our customers if any post deal changes are made.

Q. Will the sales reps keep their existing territories and customer bases?

A. The are no changes to territories or customers as a result of this announcement or during the transition phase, so territories and customers are considered business-as-usual.

Q. What does this deal mean for the therapeutics franchise?

A. Crown has expressed enthusiasm in bringing our companies together expanding products and services across portfolios. There will be an opportunity to hear from Crown leadership in the coming weeks about their vision for therapeutics. Until then there are no changes to our business priorities as we execute on our objectives the back half of 2024.